Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-57992), Form S-8 (File No. 333-100630) and Form S-4 (File No. 333-63052) of First Industrial, L.P. of our report dated March 9, 2004, except for Note 9 and Note 11, as to which the date is July 30, 2004, relating to the financial statements and of our report dated March 9, 2004, except for Note 7, as to which the date is July 30, 2004, relating to the combined financial statements of the Other Real Estate Partnerships, which appear in this Form 8-K.

PricewaterhouseCoopers LLP

Chicago, Illinois
July 30, 2004